EXHIBIT 14.1

A copy of this Code shall be available on the Company’s web site at www.intrusion.com.

INTRUSION INC. CODE OF CONDUCT

(as amended on March 16, 2022)

For

Employees, Executive Officers, and Directors

Introduction

The Code of Business Conduct and Ethics (the “Code”) has been developed by Intrusion Inc. (the “Company”) and has been adopted by the Company’s Board of Directors. It summarizes, clarifies and documents the principles that should guide all Company “Employees” and “Executive Officers” (collectively, “Company Personnel”) as well as its “Non- Employee Directors” (collectively with Company Personnel, “Company Agents”).

The Code is not intended as a replacement for good judgment and personal responsibility. Although the Code does address many issues specifically, it does not and it cannot spell out the appropriate conduct and ethical behavior for every situation that the Company or any Company Agent will be confronted with. It is intended to serve as a framework for evaluating the many and varied situations confronted with on a daily basis.

Ultimately, each Company Agent must rely on common sense, good judgment, and internal sense of right and wrong. If a situation raises ethical questions or the meaning or applicability of the Code is in doubt, Company Personnel should seek counsel from their most appropriate direct supervisor or report (the “Immediate Supervisor”), the Chief Executive Officer, Chief Financial Officer, or other Executive Officer, or a member of the Company’s Audit Committee or other Non- Employee Director (each, an “Oversight Resource”).

VIOLATION OF THIS CODE WILL SUBJECT COMPANY AGENTS TO DISCIPLINARY ACTION, UP TO

AND INCLUDING, TERMINATION.

Honesty and Fairness

The Company engages in many and varied business relationships with individuals, organizations, businesses, governmental and regulatory agencies (“Company Contacts”), and Company Agents are often called upon to represent the Company in dealings with these Company Contacts. No Company Agent should ever make misrepresentations or dishonest statements, or statements intended to mislead, misrepresent or misinform any Company Contact and should promptly correct or clarify any written or verbal statement that has been, or which may be, misunderstood by a Company Contact.

Compliance with Applicable Law

The Company is committed to strict compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters (“Applicable Laws”). All Company Agents are expected to comply with all Applicable Laws, and any violation of such should be immediately reported to the appropriate Oversight Resource. Any request from a governmental or regulatory agency for information about the Company, its actions, customers, vendors, suppliers or other Company Contacts shall be directed to the Company Agent’s Immediate Supervisor or Oversight Resource and any verbal or written response to any governmental or regulatory agency must be accurate, complete, truthful, and must not omit any information that would, in light of the omission make any other statement inaccurate, untruthful, or misleading, with any such response to be approved in advance (where possible, permitted, and appropriate) by an Oversight Resource.

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Confidentiality

Company Agents often receive information not known to the public, which may include but is not limited to sales information, new product or service information, customer information, business strategies, proposed acquisition or divestiture plans, information pertaining to vendor products and performance, etc. (“Confidential Information”) of not only the Company but Company Contacts. No Company Agent should ever, under any circumstance, disclose any of this Confidential Information to individuals outside the Company or individuals inside the Company who do not have a need to know such Confidential Information. If a Company Agent has any question regarding whether any information constitutes Confidential Information, the Company Agent should request clarification from an Oversight Resource. Additional obligations relating to a Company Agent’s use of or disclosure of such Confidential information may be contained in separate agreements or imposed as a fiduciary obligation. In no event should any Confidential Information of the Company or any Company Contact be disclosed to outside third parties without the review and approval of the Company’s Chief Executive Officer.

Intellectual Property

While employed by or otherwise in the service of the Company, all Company Personnel receive compensation for the time and work provided to the Company and will, in such service, have access to the Company’s Confidential Information. As a result, any new ideas conceived, made created, invented, developed or reduced to practice by Company Personnel, whether alone or with others, whether or not during normal business hours, and whether or not on Company property, during employment with or service to the Company that relates in any way to the business or perspective activities of the Company, or results from, or suggested by work done for the Company (collectively the “Work Product”) is property of the Company and must be disclosed promptly and fully by Company Personnel. This may be in addition to and not in lieu of any additional obligations regarding Work Product that Company Personnel may have under separate agreements.

Accurate Record-Keeping and Documentation

The Company must keep and maintain accurate records of its business dealings, transactions, sales, purchasing, and financial information (“Company Business Records”). Complete and accurate Company Business Records are essential for the Company to meet its tax, accounting, compliance, and disclosure obligations under Applicable Laws. Accordingly, each Company Agent with responsibility for maintaining, gathering, summarizing, storing, or handling Company Business Records must do so in a complete, accurate, and timely manner to ensure the integrity of such records. For example, no Company Agent should ever under any circumstances, make a false or misleading entry or characterization in any Company Business Record. Company transactions must be recorded accurately, completely and in a timely manner. Company Personnel must never make false or artificial entries in the Company’s Business Records or understate or overstate reports of sales or expenses or alter any documents used to support those records. All Company Personnel who create, collect, or manage Company Confidential Information and Company Business Records of a financial nature must comply with generally accepted accounting principles and established internal control procedures at all times.

Conflicts of Interest

Company Agents should avoid all situations in which decisions are or may be influenced by considerations of personal gain (directly or indirectly), or that would benefit a Company Agent’s family, relatives or other third parties, that conflict with the Company Agent’s obligation to serve the best interest of the Company and its stockholders (a “Conflict of Interest”). Such conflicting loyalties can arise when an opportunity presents itself where a Company Agent could potentially give preference to personal interest in a situation where responsibilities to the Company should come first. Any and all actual, perceived, or possible Conflicts of Interest must be submitted in writing by a Company Agent to the Company’s Chief Financial Officer. The Chief Financial Officer will then be charged with addressing the Conflict of Interest in accordance with the Company’s policies including those regarding “related party transactions,” with the ultimate goal of avoiding even the “hint of impropriety” in the Company’s business dealings. Any and all actual, perceived, or possible Conflicts of Interest involving either the Chief Executive Officer or the Chief Financial Officer shall be submitted in writing by a Company Agent to the Company’s Board Chair. The Chair will then be charged with addressing the Conflict of Interest, or with presenting the matter to the full Board for consideration, in accordance with the Company’s policies including those regarding “related party transactions,” with the ultimate goal of avoiding even the “hint of impropriety” in the Company’s business dealings.

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Improper Payments

No Company Agent is authorized to make, at the expense of or on behalf of the Company, contributions of money, property, or services to any political candidate or political action committee without prior written permission by the Chief Executive Officer. Any Company Agent may, of course, personally participate and contribute to political organizations or campaigns, but such participation must occur on their own time, with their own funds and in their own names, and not be conducted on or publicized on or near Company premises.

No Company Agent shall use Company funds, property, or assets for any unlawful purpose, nor shall any Company Agent attempt to purchase, solicit or accept privileges or special benefits for the Company or any Company Agent from any person, firm, corporation or governmental entity through the payment of bribes, kickbacks, preferential benefits or any other similar remuneration or consideration. For purposes of this policy, the term “directly or indirectly” means any benefit received by or any Conflict of Interest relating to, Company Agent or their spouse, any member of their immediate family or any entity that is controlled by or under common control of the Company Agent.

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. It is in violation of federal law and Company policy to promise, offer or deliver to an official or employee of a foreign government a gift, favor or other gratuity. Violation of this law could subject a Company Agent to substantial fines, possible imprisonment, and disciplinary action by the Company up to and including termination. Employees may not offer gifts or gratuities to any government official, unless the gift is given entirely in the context of a personal friendship, cannot possibly be considered as part of an attempt to influence official behavior, and does not otherwise create an appearance of impropriety.

We must also do our utmost to ensure that our agents, consultants, and other third parties refrain from engaging in corrupt practices on our behalf. We cannot make any payment to a third party if it will be used to make an improper payment. We should perform due diligence on our business partners to avoid working with parties engaging in corrupt practices.

Internal Reporting of Corporate Misconduct

The Company is committed to providing a work environment that is free from conduct that violates Applicable Laws, specifically including state and federal securities laws and laws prohibiting fraud (collectively, “Corporate Misconduct”).

Company Personnel who observe actions and/or become aware of conduct they reasonably believe constitutes Corporate Misconduct should immediately report the conduct that is of concern. As the conduct in question may involve a colleague, Immediate Supervisor, or a member of management, including potentially conduct of the Chief Financial Officer and the Chief Executive Officer, Personnel should make their own determination as to the best channel to report questionable conduct. Personnel may direct their concerns to an Immediate Supervisor, the Chief Financial Officer, Chief Executive Officer, a member of the Audit Committee or another Non-Employee Director, or any other Oversight Resource. In any event, any potential Corporate Misconduct that involves the Chief Financial Officer, Chief Executive Officer, or by that nature of the conduct is sensitive should be reported to the Audit Committee or a Non-Employee Director.

Allegations of Corporate Misconduct shall be forwarded to the Audit Committee who will appoint one or more individuals, who may or may not be independent of the Company, who will discreetly investigate the alleged Corporate Misconduct. After the investigation, any Company Personnel found to have engaged in Corporate Misconduct will be subject to appropriate disciplinary action, up to and including termination of employment and legal action.

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External Reporting of Corporate Misconduct.

The Company is committed to protecting any Company Personnel from any reprisal or retaliation in connection with their reporting of any actual, alleged, or potential Corporate Misconduct to a governmental, regulatory, or law enforcement agency (an “External Investigative Body”); provided that the Company Personnel are not intentionally or knowingly providing false, fraudulent, or misleading information in connection with reporting such information to the External Investigative Body. Neither the Company nor any Company Agent, contractor, subcontractor, or affiliate of the foregoing may (whether directly or indirectly) discharge, demote, suspend, threaten, harass, or otherwise discriminate against any Company Personnel in terms and conditions of employment because of any lawful act done by Company Personnel to (i) provide information, cause information to be provided to, or otherwise provide assistance to, assist any External Investigative Body relating to actual, alleged, or potential Corporate Misconduct or (ii) file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the Company) by any External Investigative Body relating to alleged Corporate Misconduct. In the event that an External Investigative Body conducts an investigation, any Company Agent requested to provide documents, records, information, observations, insights, or testimony regarding allegations of Corporate Misconduct shall provide complete and accurate information and testimony that does not omit to state any information that would, as a result of such omission, result in the information being misleading or inaccurate.

Investigation of Retaliation

Any Company Personnel experiencing retaliation for reporting actual, alleged, or potential Corporate Misconduct to a Company Oversight Resource or to an External Investigative Body may file a complaint alleging retaliation direct with the Company’s Chief Financial Officer or to any member of the Audit Committee. The Audit Committee will thereafter appoint one or more individuals, who may or not be independent of the Company (the “Investigator”) to investigate or oversee the investigation of complaints from any Company Personnel alleging retaliation. The Audit Committee shall provide the Investigator with all requisite authority and support to duly investigate the complaint, including, without limitation, making other Company Agents available to answer questions, provide testimony, or produce documents relating to such complaint. As part of the investigation, the Investigator shall provide a copy of the complaint and any such documents on which he/she intends to rely in reaching a determination to the person accused of retaliation. That person shall be provided the opportunity to respond to the complaint and to file a written statement which will become a part of the investigation records. Upon the conclusion of the investigation, the Investigator shall present a written report to the Audit Committee, which may request the Investigator present orally or in-person to the Audit Committee, which will have the ability to ask questions of the Investigator and to review any documents the Investigator relied upon in the report.

Based on the findings presented by the Investigator and the investigation record, the Audit Committee will reach a decision regarding the complaint and will recommend a course of action to the Company’s Chief Financial Officer or Chief Executive Officer who will communicate that decision to the complainant and to the person(s) accused of violating this Policy. The decision of the Audit Committee will include any appropriate relief for the complainant which may include, without limitation, termination of the person accused of violating this Code or referring the matter to an External Investigative Body; provided, however, that the Audit Committee will refrain from describing any disciplinary action to be taken against any Company Agent that is otherwise private and confidential.

Securities Law

The Company is subject to public reporting obligations and its shares are publicly traded. These obligations include compliance with federal, state, and local rules and regulations as well as those promulgated by the SEC and NASDAQ, as well as filing periodic reports with the SEC annually on form 10-K and quarterly on Form 10-Q, contemporaneously on Form 8-K, and in connection with stockholder meetings and voting under the proxy and information statement rules of Schedule 14 of the Securities Exchange Act of 1934 (collectively, the “Required Public Reports”).

It is the policy of the company to ensure full, fair, accurate, timely, and understandable disclosure in the Required Public Reports and any exhibits and documents filed in connection with those reports as well as other public communications made by the Company both orally and in writing. In order to ensure adherence to this policy, all Company Agents are expected to keep accurate and complete business records as described above in this Code. Any Company Agents who contribute to or who review Required Public Reports are expected to (a) provide complete and accurate information and not to omit material information that by their omission would render such information incomplete or misleading, (b) to bring to the attention of an Oversight Resource any situation that would cause or contribute to the Company filing a Required Public Report that might be inaccurate, misleading, or omit material information that would, by its omission render such information incomplete or misleading, and (c) to report any Corporate Misconduct that could contribute to the same.

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No Personal Loans

Federal securities laws prohibit public companies from directly or indirectly extending or maintaining credit, from arranging the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for a Director or Executive Officer of the public company. Therefore, it is the policy of the Company to prohibit any personal loans directly or indirectly to any Director or Executive Officer.

Insider Trading

Federal securities laws and regulations govern trading activity related to the Company’s publicly traded securities, such as its common stock. Violations of federal securities laws can lead to civil and criminal actions against both the individuals involved as well as the Company. These laws and regulations prohibit, among other things, “insider trading” of publicly traded securities when the person executing the trade is in possession of material non-public information about the issuer.

During the course of your affiliation with the Company, you may come into possession of material non-public information either with respect to the Company’s activities or business, or with respect to another company, such as the Company’s customers or suppliers. It is the Company’s policy that any Company Agent possessing such material non-public information may not engage in any transaction in the Company’s securities or such other company’s securities when and for as long as such material information is not publicly available; and furthermore, such Company Agent may not pass on or provide “tips” to others related to such information until such information has been disclosed to the public by the respective company.

These rules are covered in more detail by the Company’s Insider Trading Policy, a copy of which has been provided to every Company Agent. All Company Agents are required to follow the Insider Trading Policy and to engage in trading activities in strict compliance upon the same. Any questions about this policy should be directed to the Company’s Chief Financial Officer.

Waiver or Amendment of the Code

The Board of Directors may amend this Code or waive the application of this Code to Company Agents under special and exceptional circumstances to the extent permitted by Applicable Laws, the SEC and NASDAQ, and any such waiver promptly will be publicly disclosed to the extent required by law or stock exchange regulations. Where required, all amendments to and every waiver of any provision of this Code will promptly be publicly disclosed t by the filing of a current report on Form 8-K within four (4) business days of the approval of such waiver or amendment.

Distribution

All Company Agents shall be given a copy of this Code and asked to sign an acknowledgement certifying receipt.

ANY QUESTIONS REGARDING THIS CODE SHOULD BE DIRECTED TO AN EMPLOYEE’S IMMEDIATE SUPERVISOR, THE

COMPANY’S CHIEF FINANCIAL OFFICER, OR A MEMBER OF THE COMPANY’S AUDIT COMMITTEE.

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